For Immediate Release

Hasbro Reports Revenue and Earnings Growth for the First Quarter 2014

·	First quarter 2014 revenues grew 2% to $679.5 million; International segment revenues up 5% and Entertainment and Licensing increased 13%;
·	Franchise Brand revenues grew 15%; Girls category up 21%; Boys category up 2%;
·
Adjusted operating profit increased 10% and adjusted net earnings increased to $18.6 million or $0.14 per diluted share, excluding favorable tax adjustments in both periods and restructuring and related pension charges in 2013;

·	Generated $242.0 million in operating cash flow;
·	Repurchased 1.5 million shares of common stock at a total cost of $80.5 million and an average price of $54.36 per share.

Pawtucket, R.I., April 21, 2014 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the first quarter 2014.  Net revenues for the first quarter 2014 increased 2% to $679.5 million from $663.7 million in 2013.  Foreign exchange had an unfavorable $6.0 million impact on first quarter revenues.

Net earnings for the first quarter 2014 were $32.1 million, or $0.24 per diluted share, compared to a net loss of $6.7 million, or ($0.05) per diluted share, in 2013.  As adjusted, net earnings for the first quarter 2014 were $18.6 million, or $0.14 per diluted share.  This excludes favorable tax adjustments of $13.5 million, or $0.10 per diluted share.  As adjusted, net earnings for the first quarter 2013 were $6.6 million, or $0.05 per diluted share. This excludes pre-tax charges of $28.9 million, or $0.14 per diluted share, associated with restructuring actions as well as favorable tax adjustments of $5.5 million, or $0.04 per diluted share.

"Our first quarter results reflect continued strong performance across several key initiatives including Hasbro Franchise Brands, Emerging Markets and the Entertainment and Licensing segment," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "Growth in both revenues and operating profit for the first quarter despite a later Easter this year and ahead of our major theatrical launches speaks to the strength of the brand innovation we are delivering to consumers globally."

"While only the first quarter, our results reflect solid underlying profitability, a healthy balance sheet and good cash flow," said Deborah Thomas, Hasbro's Chief Financial Officer.  "We remain committed to investing in our business to profitably grow Hasbro for the long term, while returning excess cash to our shareholders and maintaining a solid investment grade rating."

First Quarter 2014 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit (Loss) ($ Millions)
	Q1 2014	Q1 2013	% Change	Q1 2014	Q1 2013	% Change
U.S. and Canada	$337.7	$342.1	-1%	$35.8	$37.7	-5%
International	$305.5	$289.8	+5%	$2.4	$(4.5)	+154%
Entertainment and Licensing	$34.9	$30.8	+13%	$6.0	$5.3	+13%

Note:  2013 restructuring and related pension charges are primarily included in Corporate and Eliminations.  $1.7 million is included in the Entertainment and Licensing segment.  See attached table: Supplemental Financial Data, Restructuring Charges.

U.S. and Canada segment net revenues of $337.7 million compared to $342.1 million in 2013.  The segment's results reflect growth in the Girls category, offset by declines in the Boys, Games and Preschool categories.  The U.S. and Canada segment reported operating profit of $35.8 million compared to $37.7 million in 2013.

International segment net revenues increased 5% to $305.5 million compared to $289.8 million in 2013.  Net revenues in the International segment grew 7% excluding an unfavorable $4.9 million impact of foreign exchange.  Revenues in the International segment reflect growth in Europe and Latin America as well as growth in the Boys and Girls categories.  The International segment reported operating profit of $2.4 million compared to an operating loss of $4.5 million in 2013.

Entertainment and Licensing segment net revenues increased 13% to $34.9 million compared to $30.8 million in 2013.  The segment benefited from the revenue contribution of Backflip Studios.  Revenue growth in lifestyle licensing was offset by lower entertainment revenues.  The Entertainment and Licensing segment reported an operating profit of $6.0 million compared to $5.3 million in 2013.

First Quarter 2014 Product Category Performance

	Net Revenues ($ Millions)
	Q1 2014	Q1 2013	% Change
Boys	$247.8	$242.8	2%
Games	$220.5	$230.9	-4%
Girls	$138.7	$114.8	21%
Preschool	$72.5	$75.2	-4%

First quarter 2014 net revenues in the Boys category increased 2% to $247.8 million behind growth in NERF and Marvel products, partially offset by continued year-over-year declines in BEYBLADE.

Games category revenues declined 4% in the quarter.  Franchise Brands MAGIC: THE GATHERING and MONOPOLY increased revenues in the quarter.  Additionally, revenues grew in several Games Mega Brands, while Action Battling games and DUEL MASTERS, a trading card game, experienced a decline in revenues.

The Girls category grew 21% in the first quarter 2014.  MY LITTLE PONY, MY LITTLE PONY EQUESTRIA GIRLS and NERF REBELLE contributed to the continued strong growth in the category.

Preschool category revenues declined 4% in the first quarter 2014.   PLAY-DOH continued to experience strong growth while core PLAYSKOOL declined.

Dividend and Share Repurchase

The Company paid $52.4 million in cash dividends to shareholders during the first quarter 2014.  The next quarterly cash dividend payment of $0.43 per common share is scheduled for May 15, 2014 to shareholders of record at the close of business on May 1, 2014.

During the first quarter, Hasbro repurchased a total of 1.5 million shares of common stock at a total cost of $80.5 million and an average price of $54.36 per share.  At quarter-end, $444.3 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its first quarter 2014 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 180 territories around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2014 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to its planned cost savings initiative and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of Hub Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

This press release also includes the Company's 2013 costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of restructuring and related pension charges.  2014 and 2013 net earnings and diluted earnings per share also exclude certain favorable tax adjustments.  Management believes that presenting this data excluding these charges and tax benefits assists investors' understanding of the underlying performance of the results of operations.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	March 30, 2014	March 31, 2013
ASSETS
Cash and Cash Equivalents	$792,249	$1,067,039
Accounts Receivable, Net	552,471	509,276
Inventories	390,824	323,754
Other Current Assets	406,561	350,327
Total Current Assets	2,142,105	2,250,396
Property, Plant and Equipment, Net	236,898	232,902
Other Assets	1,650,434	1,577,347
Total Assets	$4,029,437	$4,060,645

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$12,858	$161,968
Current Portion of Long-term Debt	426,356	-
Payables and Accrued Liabilities	654,507	579,705
Total Current Liabilities	1,093,721	741,673
Long-term Debt	959,895	1,394,387
Other Liabilities	337,219	461,497
Total Liabilities	2,390,835	2,597,557
Redeemable Noncontrolling Interests	44,180	-
Total Shareholders' Equity	1,594,422	1,463,088
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$4,029,437	$4,060,645

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended
(Thousands of Dollars and Shares Except Per Share Data)	March 30, 2014	% Net Revenues	March 31, 2013	% Net Revenues
Net Revenues	$679,453	100.0%	$663,694	100.0%
Costs and Expenses:
Cost of Sales	258,545	38.1%	267,572	40.3%
Royalties	49,581	7.3%	49,392	7.5%
Product Development	47,257	7.0%	47,185	7.1%
Advertising	67,259	9.9%	67,134	10.1%
Amortization of Intangibles	13,402	2.0%	11,416	1.7%
Program Production Cost Amortization	4,658	0.7%	5,723	0.9%
Selling, Distribution and Administration	195,303	28.7%	204,645	30.8%
Operating Profit	43,448	6.4%	10,627	1.6%
Interest Expense	22,428	3.3%	22,979	3.5%
Other (Income) Expense, Net	(4,975)	-0.7%	4,141	0.6%
Earnings (Loss) before Income Taxes	25,995	3.8%	(16,493)	-2.5%
Income Taxes	(5,519)	-0.8%	(9,822)	-1.5%
Net Earnings (Loss)	31,514	4.6%	(6,671)	-1.0%
Net Loss Attributable to Noncontrolling Interests	(573)	-0.1%	-	0.0%
Net Earnings (Loss) Attributable to Hasbro, Inc.	$32,087	4.7%	$(6,671)	-1.0%

Per Common Share
Net Earnings (Loss) Attributable to Hasbro, Inc.
Basic	$0.24		$(0.05)
Diluted	$0.24		$(0.05)

Cash Dividends Declared	$0.43		$0.40

Weighted Average Number of Shares
Basic	131,232		129,340
Diluted	132,733		129,340

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Quarter Ended
(Thousands of Dollars)	March 30, 2014	March 31, 2013
Cash Flows from Operating Activities:
Net Earnings (Loss)	$31,514	$(6,671)
Non-cash Adjustments	50,910	34,135
Changes in Operating Assets and Liabilities	159,617	269,990
Net Cash Provided by Operating Activities	242,041	297,454

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(22,239)	(24,201)
Other	(4,839)	3,598
Net Cash Utilized by Investing Activities	(27,078)	(20,603)

Cash Flows from Financing Activities:
Net Proceeds (Repayments) from Short-term Borrowings	5,035	(62,605)
Purchases of Common Stock	(79,913)	(22,213)
Stock-based Compensation Transactions	23,879	25,463
Dividends Paid	(52,388)	-
Net Cash Utilized by Financing Activities	(103,387)	(59,355)

Effect of Exchange Rate Changes on Cash	(1,776)	(158)

Cash and Cash Equivalents at Beginning of Year	682,449	849,701
Cash and Cash Equivalents at End of Period	$792,249	$1,067,039

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended
	March 30, 2014	March 31, 2013	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$337,699	$342,059	-1%
Operating Profit	35,763	37,743	-5%
Operating Margin	10.6%	11.0%

International Segment:
External Net Revenues	305,475	289,813	5%
Operating Profit (Loss)	2,414	(4,505)	154%
Operating Margin	0.8%	-1.6%

Entertainment and Licensing Segment:
External Net Revenues	34,874	30,774	13%
Operating Profit	5,982	5,285	13%
Operating Margin	17.2%	17.2%

International Segment Net Revenues by Major Geographic Region
Europe	$207,542	$192,589	8%
Latin America	53,284	45,713	17%
Asia Pacific	44,649	51,511	-13%
Total	$305,475	$289,813

Net Revenues by Product Category
Boys	$247,775	$242,796	2%
Games	220,526	230,915	-4%
Girls	138,700	114,774	21%
Preschool	72,452	75,209	-4%
Total Net Revenues	$679,453	$663,694

Reconciliation of EBITDA
Net Earnings (Loss) Attributable to Hasbro, Inc.	$32,087	$(6,671)
Net Loss Attributable to Noncontrolling Interests	(573)	-
Interest Expense	22,428	22,979
Income Taxes	(5,519)	(9,822)
Depreciation	21,505	19,351
Amortization of Intangibles	13,402	11,416
EBITDA	$83,330	$37,253

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING CHARGES, PENSION COSTS AND DISCRETE TAX BENEFITS
(Unaudited)
(Thousands of Dollars)
2013 Operating Profit, Excluding Restructuring and Related Pension Costs
Quarter Ended March 31, 2013	Q1 2013, As Reported	Less Restructuring and Related Pension Costs	Q1 2013, Excluding Restructuring and Related Pension Costs	% Net Revenues
Net Revenues	$663,694	$-	$663,694	100.0%
Costs and Expenses:
Cost of Sales	267,572	(8,493)	259,079	39.0%
Royalties	49,392	-	49,392	7.5%
Product Development	47,185	(3,515)	43,670	6.6%
Advertising	67,134	-	67,134	10.1%
Amortization of Intangibles	11,416	-	11,416	1.7%
Program Production Cost Amortization	5,723	-	5,723	0.9%
Selling, Distribution and Administration	204,645	(16,918)	187,727	28.3%
Operating Profit	$10,627	$(28,926)	$39,553	6.0%

NOTE: There were no significant unusual or nonrecurring charges in the first quarter of 2014.

Net Earnings and Earnings per Share Excluding Restructuring Charges, Pension Costs and Discrete Tax Benefits

	Quarter Ended
	March 30, 2014	Diluted Per Share Amount	March 31, 2013	Diluted Per Share Amount
Net Earnings (Loss) Attributable to Hasbro, Inc., as Reported	$32,087	$0.24	$(6,671)	$(0.05)
Restructuring Charges and Related Pension Costs, Net of Tax	-	-	18,777	0.14
Discrete Tax Benefits, Net	(13,480)	(0.10)	(5,467)	(0.04)
Net Earnings, as Adjusted	$18,607	$0.14	$6,639	$0.05

2013 Restructuring and Pension Charges - by Segment
Quarter Ended
March 31, 2013
U.S. and Canada Segment	$-
International Segment	-
Entertainment and Licensing Segment	1,729
Global Operations Segment	-
Corporate and Eliminations	27,197
Total Restructuring Charges	$28,926